UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Control4 Corporation

(Name of Issuer)

Control4 Corporation

(Title of Class of Securities)

21240D107

(CUSIP Number)

February 14, 2014

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[   ] Rule 13d-1(c)
[   ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Instructions).

CUSIP No.: 21240D107

1	NAME OF REPORTING PERSON THOMAS WEISEL CAPITAL MANAGEMENT, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) 94-3331306
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,920,236
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,920,236
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,920,236
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES []
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.8235%
12	TYPE OF REPORTING PERSON IA

CUSIP No.: 21240D107

1	NAME OF REPORTING PERSON THOMAS WEISEL VENTURE PARTNERS, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) 22-3864053
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,920,236
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,920,236
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,920,236
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES []
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.8235%
12	TYPE OF REPORTING PERSON CO

CUSIP No.: 21240D107

1	NAME OF REPORTING PERSON THOMAS WEISEL VENTURE PARTNERS, LP I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) 94-3367758
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,920,236
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,920,236
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,920,236
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES []
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.8235%
12	TYPE OF REPORTING PERSON PN

CUSIP No.: 21240D107

ITEM 1(a).	NAME OF ISSUER:
Control4 Corporation
ITEM 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
11734 SOUTH ELECTION ROAD SALT LAKE CITY UT 84020
ITEM 2(a).	NAME OF PERSON FILING:
THIS STATEMENT IS FILED BY THOMAS WEISEL CAPITAL MANAGEMENT, LLC (TWCM) WITH RESPECT TO SHARES OF COMMON STOCK OF THE ISSUER OWNED BY THOMAS WEISEL VENTURE PARTNERS, LP (THE "FUND") AN INVESTMENT FUND FOR WHICH TWCM SERVES AS INVESTMENT ADVISOR, AND THOMAS WEISEL VENTURE PARTNERS, LLC IS THE GENERAL PARTNER.
ITEM 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
One Montgomery Street Suite 3700 San Francisco, CA 94104
ITEM 2(c).	CITIZENSHIP:
THOMAS WEISEL CAPITAL MANAGEMENT, LLC - DELAWARE THOMAS WEISEL VENTURE PARTNERS, LLC - DELAWARE THOMAS WEISEL VENTURE PARTNERS, LP - DELAWARE
ITEM 2(d).	TITLE OF CLASS OF SECURITIES:
Control4 Corporation
ITEM 2(e).	CUSIP NUMBER:
21240D107
ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(b), or 13d-2(b) or (c) CHECK WHETHER THE PERSON FILING IS A:
	(a)	[ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78c);
	(b)	[ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
	(c)	[ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d)	[ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);
	(e)	[X] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);
	(f)	[ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);
	(g)	[ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);
	(h)	[ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	[ ] A non-U.S. institution in accordance with 240.13d-1(b)(1)(ii)(J);
	(k)	[ ] Group, in accordance with 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with 240.13d1(b)(1)(ii)(J), please specify the type of institution:

ITEM 4.	OWNERSHIP:
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned:
2,920,236
	(b)	Percent of class:
12.8235%
	(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:
THOMAS WEISEL CAPITAL MANAGEMENT, LLC - 0 THOMAS WEISEL VENTURE PARTNERS, LLC - 0 THOMAS WEISEL VENTURE PARTNERS, LP - 0
(ii) Shared power to vote or to direct the vote:
THOMAS WEISEL CAPITAL MANAGEMENT, LLC - 2,920,236 THOMAS WEISEL VENTURE PARTNERS, LLC - 2,920,236 THOMAS WEISEL VENTURE PARTNERS, LP - 2,920,236
(iii) Sole power to dispose or to direct the disposition of:
THOMAS WEISEL CAPITAL MANAGEMENT, LLC - 0 THOMAS WEISEL VENTURE PARTNERS, LLC - 0 THOMAS WEISEL VENTURE PARTNERS, LP - 0
(iv) Shared power to dispose or to direct the disposition of:
THOMAS WEISEL CAPITAL MANAGEMENT, LLC - 2,920,236 THOMAS WEISEL VENTURE PARTNERS, LLC - 2,920,236 THOMAS WEISEL VENTURE PARTNERS, LP - 2,920,236
ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].
ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
AS SET FORTH ABOVE THE SHARES REPORTED ARE HELDY BY A FIRM CLIENT, THOMAS WEISEL VENTURE PARTNERS, LP, WHICH HAS ITSELF REPORTED OWNERSHIP OF THE SHARES THROUGH FORM 3 FILINGS WITH THE COMMISSION. EACH OF THOMAS WEISEL CAPITAL MANAGEMENT, LLC AND THOMAS WEISEL VENTURE PARTNERS, LLC IS NOT CONCLUSIVELY CLAIMING BENEFICIAL OWNERSHIP OF THE SHARES AS A RESULT OF THIS FILING.
ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
NOT APPLICABLE
ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
NOT APPLICABLE
ITEM 9.	NOTICE OF DISSOLUTION OF GROUP:
NOT APPLICABLE
ITEM 10.	CERTIFICATION:
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
February 14, 2014

Date
THOMAS WEISEL CAPITAL MANAGEMENT, LLC
/s/

Signature
RITA KAZEMBE, CHIEF COMPLIANCE OFFICER

Name/Title

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).